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                                                                      EXHIBIT 21


                            WHOLLY OWNED SUBSIDIARIES


FRANCE
Rainbow Technologies SARL
122, Ave. Charles de Gaulle
92522 Neuilly Sur Seine Cedex

GERMANY
Rainbow Technologies GmbH.
Lise Meitner Strasse 1
85716 Unterschleissheim

UNITED KINGDOM
Rainbow Technologies Ltd.
4 The Forum, Hanworth Lane
Chertsey, Surrey KT169JX

THE NETHERLANDS
Rainbow Technologies BV
Oliphanteweg 10
1397 Le Rotterdam

CHINA
Rainbow Information Technology Co., Ltd.
No. 4 Hua Yuan Road
Haidian District
Beijing 100088, China

AUSTRALIA
Rainbow Technologies (Australia) Pty Ltd.
Level 2, 448 St. Kilda Road
Melbourne, Victoria 3004
Australia

INDIA
Rainbow Information Technologies  Pvt. Ltd.
I-83A, 3rd Floor
Lajpat Nagar-II
New Delhi 110 024

SYSTEMATICS SYSTEMS INTEGRATION
211 East Ocean Boulevard, Suite 250
Long Beach, CA 90802

MYKOTRONX, INC.
357 Van Ness Way
Suite 200
Torrance, CA  90501